Exhibit 4.4

                     LEVEL 3 COMMUNICATIONS, INC.
                          1995 STOCK PLAN
             (Amended and Restated as of April 1, 1998)

                              ARTICLE I.
                          NAME AND PURPOSE

1.1.	Name.  The name of the Plan is the Level 3 Communications,
Inc. 1995 Stock Plan (Amended and Restated as of April 1, 1998).

1.2.	Purpose.  The purpose of the Plan is to increase the value of
Shares and the profitability of the Company and its subsidiaries
(i) by enabling the Company to attract, retain, motivate and reward certain Employees and (ii) by aligning the interests of those Employees with the interests of the Company and the holders of Shares.

                             ARTICLE II.
                            DEFINITIONS

2.1.	"Affiliate" means any corporation, partnership, or other
entity with respect to which the Company owns, directly or indirectly, fifty percent or more of the issued and outstanding capital stock or other equity interests (measured in terms of total dollar value if the corporation, partnership or other entity has outstanding more than one class of capital stock or other equity interests).

2.2.	"Agreement" means any written agreement, document or
instrument that evidences a grant of an Award to a Participant and the terms, conditions and provisions of, and restrictions upon, the Award.

2.3.	"Award" means any grant pursuant to the Plan of Incentive
Stock Options, Nonqualified Stock Options, Restricted Shares, bargain Shares, bonuses of Shares, performance shares, Stock Appreciation Rights or other stock benefit or stock-based benefit granted to a Participant under this Plan.

2.4.	"Board" means the Board of Directors of the Company.

2.5.	"Certificate" means the certificate of incorporation of the
Company, as amended from time to time.

2.6.	"Change in Control" means the occurrence of any of the
following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more (on a fully diluted basis) of either (i) the then outstanding shares of common stock of the Company, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control:
 (a) any acquisition by the Company or any "affiliate", within the meaning of 17 C.F.R. Section 230.405 (an "Affiliate"), of the Company, (b) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate of the Company, or (c) any acquisition by any Person pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (iii) of this Section 2.6,; or
(ii) Individuals who, as of April 1, 1998, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to April 1, 1998 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board; or
(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (b) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate of the Company, or such corporation resulting from such Business Combination or any Affiliate of such corporation) beneficially owns, directly or indirectly, 50% or more (on a fully diluted basis) of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing provisions of Section 2.5 hereof, a "Change in Control" will not be deemed to have occurred as a result of the consummation of the Separation Transaction, or as a result of any event or transaction occurring prior to the consummation of the Separation Transaction.

In addition, the Committee may, by a written determination prior to the consummation of an event or transaction, determine that such event or transaction does not constitute a Change in Control, provided that the Committee reasonably concludes that such event or transaction (i) is not likely to result in a significant change to the identities of the persons functioning as senior management of the Company, either immediately in the foreseeable future (it being understood that the Committee need not conclude that no changes in senior management are likely to occur), and (ii) is not likely to result in control of the Board (or a significant portion of the Board's functions) being transferred to a single Person other than an Affiliate of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate of the Company, either immediately or in the foreseeable future.

2.7.	"Class D Conversion Price" has the meaning ascribed to it in the Certificate prior to April 1, 1998.

2.8.	"Class D Per Share Price" has the meaning ascribed to it in
the Certificate prior to April 1, 1998.

2.9.	"Class D Stock" means the Class D Diversified Group
Convertible Exchangeable Common Stock, par value $0.0625, issued by the Company, prior to the redesignation of Class D Stock as Stock as of April 1, 1998.

2.10.	"Code" means the Internal Revenue Code of 1986, as amended,
and the regulations promulgated under the Code.

2.11.	"Committee" means the Board or a committee or committees of
the Board appointed by the Board to administer this Plan.

2.12.	"Company" means Level 3 Communications, Inc., a Delaware
corporation.

2.13.	"Effective Date" means September 25, 1995.

2.14.	"Employee" means any person who, with respect to the Company, is considered an "employee," as such term is defined in Rule
A.1.(a) to Form S-8 issued by the Securities and Exchange
Commission (as such Rule may be renumbered from time to time) and who (a) is employed on a full-time basis by the Company or an Affiliate, (b) is a member of the Board of Directors of the Company or any Affiliate, or (c) provides services to the Company or any Affiliate in a capacity as other than an employee or a director, in each case at the time of the grant of the related Award.

2.15.	"Exchange Act" means the Securities Exchange Act of 1934.

2.16.	"Fair Market Value" means:  (a) prior to April 1, 1998, with respect to Class D Stock, (i) the Class D Per Share Price, or (ii) the fair market value of Class D Stock determined by such other reasonable method of valuation adopted by the Committee; and

(b)	on and after April 1, 1998, with respect to Stock, (i) the
closing price per share of Stock on the national securities exchange on which Stock is principally traded, on the next preceding date on which there was a sale of Stock on such exchange, or (ii) if the Stock is not listed or admitted to trading on any such exchange, the last sale price of a share of Stock as reported by the National Association of Securities Dealers Inc. Automated Quotation ("NASDAQ") system on the next preceding date on which such bid and asked prices were reported, or (iii) if the Stock is not then listed on any securities exchange or prices therefor are not then quoted in the NASDAQ system, the value determined by the Committee in good faith.

2.17.	"Fiscal Year" means the taxable year of the Company for
federal income tax purposes, including the taxable year in which the Plan is adopted.

2.18.	"Incentive Stock Option" means any Option that is intended, at the time it is granted, to be an incentive stock option within the meaning of Section 422 of the Code.
2.19.	"Nonqualified Stock Option" means any Option that is not an
Incentive Stock Option.

2.20.	"Outperform Stock Option" means a Stock-based Award having
terms and conditions reflected in an "Outperform Stock Option Award Agreement" entered into between the Company and a Participant.

2.21.	"Option" means any option to purchase Shares that is granted pursuant to Section 6.1.

2.22.	"Participant" means any Employee who is granted an Award
pursuant to this Plan.

2.23.	"Plan" means the Level 3 Communications, Inc. 1995 Stock Plan
(Amended and Restated as of April 1, 1998), as it may be further amended from time to time.

2.24.	"Publicly Traded" has the meaning ascribed to it in the
Certificate prior to March 31, 1998.

2.25.	"Representative" means a member of the Committee acting on
behalf of the Committee, or an Employee appointed by the Committee to exercise some or all of the authority of the Committee.

2.26.	"Restricted Shares" means any Shares that are granted pursuant to Section 7.1 subject to restrictions on transfer, to forfeiture under certain circumstances and to such other restrictions as the Committee deems appropriate (including restrictions on the exercise of voting rights or the right to receive dividends, or a requirement to reinvest dividends).

2.27.	"Rule 16b-3" means Rule 16b-3 promulgated under the Exchange
Act, as it may be amended from time to time, or any successor rule in effect from time to time.

2.28.	"Separation Transaction" means the March 31, 1998 transaction effecting the separation of the construction business from the other businesses of the Company, as described in the Company's
Registration Statement on Form S-4 (Registration No. 333-34627).

2.29.	"Share" means, prior to 5:00 p.m. CST, March 31, 1998, a share of Class D Stock and, on and after that time, a share of Stock.

2.30.	"Stock" means common stock of the Company, par value $0.01 per share, subsequent to the redesignation of Class D Stock as such common stock as of 5:00 p.m. CST, March 31, 1998.

2.31.	"Stock Appreciation Right" means an Award pursuant to which a
Participant shall be paid the increase in value of one or more
Shares from the date of grant of such Award until the date of exercise of such Award, in cash or Shares, and subject to such terms and conditions as the Committee deems appropriate and as may be reflected in an Award Agreement (including the number of Shares subject to such Stock Appreciation Right, the date or dates on which the Stock Appreciation Right becomes exercisable or exercised, either wholly or in part, and the expiration date of the Stock Appreciation Right).

2.32.	"Term" means the term of this Plan, as set forth in Section
11.2.

                           ARTICLE III.
                  ELIGIBILITY AND PARTICIPATION

3.1.	Eligibility.  Every Employee is eligible to become a
Participant. A person who is not an Employee is not eligible to become a Participant.

3.2.	Participation.  The Committee will select Employees to
participate in the Plan from time to time, in its sole discretion.
 An Employee cannot become a Participant unless such person is selected by the Committee to participate in the Plan. In selecting such persons to participate in the Plan, the Committee may consider the past, present and expected future performance of the individual, the effort of the individual, the length of service of the individual, the level of responsibility of the individual and such other factors as the Committee deems appropriate.

                             ARTICLE IV.
                               AWARDS

4.1.	Types of Awards.  The Committee will determine the Awards to be granted to each Participant. The Committee may grant Awards in any one or any combination of (a) Incentive Stock Options; (b) Nonqualified Stock Options; (c) Restricted Shares; (d) Outperform Stock Options; (e) bargain purchases of Shares; (f) bonuses of Shares; (g) the grant of Shares based on performance or the satisfaction of other conditions; (h) Stock Appreciation Rights; or
(i) any other form of stock benefit or stock-related benefit.

4.2.	Terms and Conditions of Awards.  The Committee will determine all terms, conditions and provisions of, and restrictions upon, any grant of Awards. Without limiting the Committee's authority, the Committee may: (a) make the grant of Awards conditional upon an election by a Participant to defer payment of a portion of his salary; (b) give a Participant a combination of Awards or a choice between two Awards; (c) grant Awards in the alternative so that acceptance of or exercise of one Award cancels the right of a Participant to another; (d) grant Awards subject to any condition that the Committee deems appropriate; (e) provide that grants of Awards in Shares or Share equivalents will include dividend or dividend equivalent payments or dividend credit rights; and (f) provide any vesting schedule for Awards as the Committee deems appropriate. The Committee may waive any term, condition, provision or restriction, in its sole discretion.

4.3.	Agreements.  Each grant of an Award to a Participant will be evidenced by an Agreement executed by the Participant and a Representative (on behalf of the Company and the Committee).
Subject to the terms and conditions of this Plan, the Committee, in its sole and absolute discretion, will determine the form and content of all Agreements. Agreements with respect to a specific type of Award need not be identical.

4.4.	Modification or Termination of Awards.  The Committee, in its
sole discretion, may modify, cancel or terminate any Award at any time if a Participant is not in compliance with this Plan, the related Agreement or any rules adopted by the Committee.

4.5.	Optional Deferral.  The Committee may defer the right to
receive any Award, or the proceeds of the exercise of any Award, at the request of a Participant, for such period and upon such terms as the Committee determines. Any such deferral may, at the discretion of the Committee, involve crediting of interest on deferrals denominated in cash and crediting of dividend equivalents on deferrals denominated in Shares.

4.6.	Code Section 162(m).  The Committee, in its sole discretion, may require that one or more Agreements provide that, in the event that Section 162(m) of the Code or any similar provision would operate to disallow a deduction by the Company for all or part of any Award, a Participant's receipt of the portion of such Award that would not be deductible by the Company will be deferred until the next succeeding year or years in which such portion may be paid without causing the Participant's remuneration for such year to exceed the limit set forth in Section 162(m) of the Code. Any such deferred amounts denominated in cash shall have earnings credited thereon at a market rate of interest, as reasonably determined by the Committee, and any such deferred amounts denominated in Shares shall have dividend equivalents credited thereon, and earnings subsequently credited on such dividend equivalents at a market rate of interest, as reasonably determined by the Committee.

4.7.	Code Section 280G.  The Committee, in its sole discretion, may
(but need not) provide in any Award Agreement for the payment of additional amounts in respect of the Award in order to make a Participant whole for some or all of the excise taxes imposed on a Participant pursuant to Section 4999 of the Code in the event that the grant, exercise, vesting or payment of such Award is deemed to be an "excess parachute payment" for purposes of Section 280G of the Code. The terms and conditions of such additional payments shall be as determined by the Committee and reflected in the Award Agreement.

                               ARTICLE V.
                        SHARES SUBJECT TO PLAN

5.1.	Aggregate Limitation.  The Committee may not grant Awards
under this Plan with respect to more than 35,000,000 Shares during the Term. It is noted that this number reflects the December 26, 1997 dividend of four Shares per Share.

5.2.	Individual Limitations.  The Committee may not grant Options or Stock Appreciation Rights under this Plan to any Participant during the Term with respect to more than 5,000,000 Shares. It is noted that this number reflects the December 26, 1997 dividend of four Shares per Share.

5.3.	Unused Shares.  If any Award expires or terminates, or if any
Award is surrendered, canceled or forfeited without having been fully exercised, the Committee may again grant Awards with respect to the unused Shares allocable to the expired, terminated, surrendered, canceled or forfeited Award.

                              ARTICLE VI.
                               OPTIONS

6.1.	Grant.  The Committee may grant Options to any Employee.  The
Committee will determine the terms, conditions and provisions of, and the restrictions on, any Options, including the number of shares subject to such Options, the date or dates on which the Options become exercisable, either wholly or in part, and the expiration date of the Options. A Participant to whom an Option is granted will not be deemed the holder of any Shares subject to the Option until the Shares are fully paid, and issued and delivered to him following exercise of the Option.

6.2.	Incentive Stock Options.  Incentive Stock Options must include such terms and conditions as determined by the Committee to be reasonably necessary to cause the Options to qualify as incentive stock options under Section 422 of the Code.

6.3.	Exchange.  The Committee may grant Options to a Participant
holding unexercised outstanding Options, or unexercised outstanding Options granted under another stock plan of the Company, on the condition that the Participant surrenders for cancellation some or all of those unexercised outstanding options.

6.4.	Substitution.  The Committee may grant Options from time to
time in substitution for similar rights held by employees of other entities who become Employees as a result of a merger or consolidation of the other entity with the Company or an Affiliate, the acquisition by the Company or an Affiliate of the assets of the other entity, or the acquisition by the Company or an Affiliate of an equity interest in another entity.

6.5.	Exercise Price.  The Committee may grant Options pursuant to this Plan, other than Incentive Stock Options, with a per share exercise price that is less than the Fair Market Value of one
Share, as of the date of the grant.

6.6.	Vesting.  Options granted pursuant to this Plan will vest and become exercisable as determined by the Committee in its sole discretion and as reflected in an Award Agreement.

                            ARTICLE VII.
                         RESTRICTED SHARES

7.1.	Grant.  The Committee may grant Restricted Shares to any
Participant. The Committee may make grants of Restricted Shares at such cost, or at no cost, as determined by the Committee in its sole discretion.

7.2.	Beneficial Ownership.  Except as set forth in an Agreement
relating to Restricted Shares, each Participant who is awarded Restricted Shares will have the entire beneficial ownership of, and all rights and privileges of a stockholder with respect to, the Restricted Shares awarded to him. Notwithstanding the above, Restricted Shares may not be sold, transferred, pledged or otherwise encumbered during the restricted period set by the Committee.

                            ARTICLE VIII.
                            OTHER AWARDS

8.1.	Grants.  The Committee may grant any other stock or stock-
related awards to a Participant under this Plan that the Committee deems appropriate, including, but not limited to, Stock
Appreciation Rights, Outperform Stock Options, bargain purchases of Shares, bonuses of Shares and the grant of Shares based on performance or upon the satisfaction of other conditions.

                             ARTICLE IX
        CHANGES IN CAPITAL STRUCTURE AND CHANGE IN CONTROL

9.1	Changes in Capital Structure.  Awards granted under the Plan and any agreements evidencing such Awards, the maximum number of Shares subject to all Awards and the maximum number of shares with respect to which any one person may be granted Options, Outperform Stock Options or Stock Appreciation Rights or other stock or stock related awards during the Term shall be subject to adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a Share or other consideration subject to such Awards or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Shares or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award, or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. In addition, in the event of any such adjustments or substitution, the aggregate number of Shares available under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Any adjustment in Incentive Stock Options under this
Section 9.1 shall be made only to the extent not constituting a "modification" within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 9.1 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Further, with respect to Awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code, such adjustments or substitutions shall be made only to the extent that the Committee determines that such adjustments or substitutions may be made without a loss of deductibility for Awards under Section 162(m) of the Code, unless the Committee specifically determines otherwise. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.
Notwithstanding the above, in the event of any of the following that does not constitute a Change in Control:

A.	The Company is merged or consolidated with another
corporation or entity and, in connection therewith, consideration is received by stockholders of the Company in a form other than stock or other equity interests of the surviving entity;

B.	All or substantially all of the assets of the Company are
acquired by another Person;

C.	The reorganization or liquidation of the Company; or

D.	The Company shall enter into a written agreement to undergo
an event described in clauses A, B or C above, then the Committee may, in its discretion and upon at least 10 days advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per Share received or to be received by other stockholders of the Company in the event. The terms of this
Section 9.1 may be varied by the Committee in any particular
Award Agreement.

9.2	Effect of Change in Control.  Except to the extent reflected in a particular Award Agreement:

(a)	The Committee, in its sole discretion, may (but need not)
provide in any Award Agreement that, in the event of a Change in Control, notwithstanding any vesting schedule otherwise effective with respect to the Award, (i) in the case of Options or Stock Appreciation Rights, the Award shall become immediately exercisable with respect to 100 percent of the Shares subject thereto, (ii) in the case of Restricted Shares, any restrictions shall expire immediately with respect to 100 percent of such Restricted Shares and (iii) in the case of any other Award, any other vesting or restricted period to which such Award is subject shall expire as to 100 percent of such Award.

(b)	In addition, in the event of a Change in Control, the
Committee may in its discretion and upon at least 10 days' advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share received or to be received by other shareholders of the Company in the event.

9.3	Binding Upon Successors.  The obligations of the Company
under this Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. Subject to the actions which the Committee may take with respect to Awards in accordance with Sections 9.1 and 9.2, the Company agrees that it will make appropriate provisions for the preservation of Participants' rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

                             ARTICLE IX.
                           ADMINISTRATION

9.1.	Administration.  The Committee will administer this Plan.  The
Board may appoint a separate committee or committees to administer portions of the Plan applicable to persons subject to Rule 16b-3,
Section 162(m) of the Code or other similar provisions of law. The Committee may act either through majority vote of the Committee at a meeting for which a quorum is present, or through the written consent of a majority of the members of the Committee in lieu of a meeting. The Committee will maintain such books, accounts and records relating to the Plan and to Committee proceedings as it considers appropriate. The Committee may designate Employees to assist the Committee in the administration of the Plan and to act as Representatives of the Committee, and in that capacity to exercise any or all of the authority of the Committee under this Plan, and may grant authority to those Employees to execute any and all agreements contemplated by this Plan and any other documents reasonably required to implement this Plan. The Committee may employ agents, attorneys, accountants or other third parties for such purposes as the Committee considers appropriate.

9.2.	Discretion and Authority.  Subject to the express limitations set forth in this Plan, the Committee, in its sole and absolute discretion, may take any and all actions necessary, advisable or appropriate to implement the Plan and may make any and all determinations deemed appropriate for the administration of the Plan, including actions and determinations with respect to (a) the Participants in the Plan, (b) adequacy of consideration received by the Company in exchange for Awards granted under the Plan, (c) the types and amounts of Awards to be granted to Participants or to any particular Participant, (d) the terms, conditions and provisions of, and restrictions on, all Awards, (e) amounts payable, if any, by a Participant in connection with the grant, award or receipt of any Award, (f) restrictions on transfer of any Award by a Participant, and (g) the circumstances under which any Award may expire, terminate or be surrendered, canceled or forfeited.

9.3.	Payment.  Upon the exercise of an Option or in the case of any other Award that requires a payment by a Participant to the Company, the amount due the Company may be paid (a) in cash; (b) by the surrender of all or part of an Award (including the Award being exercised); (c) by the tender to the Company of Shares acquired by the Participant on the open market or owned by the Participant for at least six months and registered in his or her name having a Fair Market Value equal to the amount due to the Company; (d) by delivering to the Committee a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the exercise price, in the case of an Option; (e) in other property, rights and credits deemed acceptable by the Committee, including the Participant's promissory note; or (f) by any combination of the payment methods specified in
(a) through (e). Notwithstanding the foregoing, any method of payment other than in cash may be used only with the consent of the Committee or if and to the extent so provided in the related Agreement. The proceeds of the sales of Shares purchased pursuant to an Option and any payment to the Company for other Awards will be added to the general funds of the Company or to the reacquired Shares held by the Company, as the case may be, and used for the corporate purposes of the Company as the Board determines.

9.4.	Rules.  The Committee may make, amend and rescind such rules and regulations and establish, modify or repeal such procedures as it deems appropriate for the administration of the Plan. The Committee may make special rules or regulations that apply only to persons covered by Rule 16b-3, Section 162(m) of the Code or other provisions of law.

9.5.	Interpretation.  In the event of a disagreement as to the
interpretation of the Plan, any rule, regulation or procedure under the Plan, or as to any right or obligation arising from or related to the Plan (including but not limited to under an Agreement), the interpretation of the Committee will be final and binding.

9.6.	Legal Requirements.  The Committee will cause the Plan, and
any grants or awards of Awards, to comply with all applicable laws.

                              ARTICLE X.
                      AMENDMENT AND TERMINATION

10.1.	Amendment.  The Committee may amend the Plan from time to time as it deems appropriate. The Committee, however, may not amend any provision of Article V, Section 6.2 or this Article X without the approval of the Board. No amendment to this Plan may deprive a Participant of any Award or rights with respect to an Award without the Participant's consent.

10.2.	Term.  The Plan will terminate on the tenth anniversary of the
Effective Date. The Board, however, may terminate the Plan at any time. Neither amendment nor termination of the Plan will deprive Participants of their rights with respect to outstanding Awards.

                               ARTICLE XI.
                              MISCELLANEOUS

11.1.	Continuation of Employment.  Neither this Plan nor any Award granted under this Plan confers upon any Employee any right to continue in the service of the Company or any Affiliate or limits the right of the Company to terminate an Employee's service at will at any time.

11.2.	Discretionary Acceleration of Vesting.  The Committee may
accelerate the vesting, exercisability or payment of any Award at any time and for any reason as it determines in its sole discretion (including but not limited to retirement of a Participant).

11.3.	Unfunded Plan.  This Plan is intended to constitute an
"unfunded" plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, nothing contained in this Plan will give any Participant rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet the obligations to deliver Shares or payments under the Plan.

11.4.	Designation of Beneficiary.  A Participant may file with the
Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and numbers of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to exercise, in the event of the death of the Participant, an Option, Outperform Stock Option or Stock Appreciation Right, or to receive, in such event, any Awards. The Committee reserves the right to review and approve beneficiary designations. A Participant may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan will be controlling over any other disposition, testimony or otherwise; provided, however, that if the Committee will be in doubt as to the right of any such beneficiary to exercise any Option, Outperform Stock Option or Stock Appreciation Right, or to receive any Award, the Committee may determine to recognize only the legal representative of the recipient.

11.5.	Nontransferability.  Unless otherwise determined by the
Committee or specified in an Agreement, (a) no Award granted under this Plan may be transferred or assigned by the Participant to whom it is granted other than by beneficiary designation, will, or pursuant to the laws of descent and distribution, and (b) an Award granted under this Plan may be exercised, during the Participant's lifetime, only by the Participant or by the Participant's guardian or legal representative.

11.6.	Rule 16b-3.  With respect to Participants subject to Section
16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act, and the provisions of the Plan shall be construed accordingly.

11.7.	No Effect on Other Awards.  The receipt of Awards under the
Plan shall have no effect on any benefits to which a Participant may be entitled from his or her employer, under another plan or otherwise, or preclude a Participant from receiving any such benefits.

11.8.	Withholding.  If the Company is required to withhold any taxes in connection with an Award, and a Participant is obligated to pay to the Company any or all of the amount required to be withheld, the Committee may permit the Participant to satisfy the withholding obligation, in whole or in part, either (a) by having the Company withhold from any Shares to be issued upon the receipt of an Award with a Fair Market Value sufficient to satisfy the withholding amount due, or (b) by delivering to the Company sufficient Shares to satisfy the withholding amount due. In the absence of such Committee permission, the withholding obligation shall be satisfied by the payment of cash or its equivalent by the Participant to the Company. The Company shall have no obligation to deliver to a Participant Shares or other consideration in respect of an Award until arrangements satisfactory to the Committee have been made to satisfy any required withholding obligation of the Company.

11.9.	Effective Date.  This Plan is originally effective as of
September 25, 1995, and has been amended and restated by the Board effective as of October 22, 1997, further amended and restated effective as of November 10, 1997 and further amended and restated effective as of April 1, 1998.

11.10.	Liability.  No member of the Board or the Committee, or
any officer or employee of the Company or its subsidiaries, will be personally liable for any action, omission or determination made in good faith or upon the advice of counsel in connection with the Plan or any Award granted or awarded under the Plan.

11.11.	Governing Law.  The law of the state of Delaware will
govern issues related to the validity and issuance of Shares. All other terms, conditions and provisions of, and restrictions upon, this Plan, and Awards granted hereunder, will be construed and administered in accordance with the law of the state in which the Company's principal executive offices are located.

11.12.	Conflict.  Unless specifically stated otherwise in an
Agreement, if a term, condition or provision of, or restriction upon, the Plan conflicts with the term, condition or provision of, or restriction upon, any Agreement, the term of the Plan will control.

As Amended and Restated
By Action of the Board of
Directors of Level 3 Communications, Inc.
as of April 1, 1998